                                                                     EXHIBIT 4.2

                                THE BOC GROUP PLC

                THE BOC GROUP EXECUTIVE SHARE OPTION SCHEME 1995

                                      RULES

                           ADOPTED ON 20 JANUARY 1995
     AMENDED ON 16 JANUARY 1997, 7 MARCH 1997, 3 MARCH 1999 AND 27 JULY 2000


1.     DEFINITIONS

       In these Rules unless the context otherwise requires the following words and expressions shall have the following meanings:-

        (a)    "the Adoption Date"                   The date upon which this Scheme is adopted by the Company in general meeting.

        (b)    "the Board"                           The board of directors of the Company or a duly authorised committee thereof composed of non-executive directors.

        (c)    "Company"                             The BOC Group plc

        (d)    "Date of Grant"                       In relation to an Option, the date upon which it is granted pursuant to Rule 2(1).

        (e)    "Executive"                           Any full-time senior executive (including an executive
                                                     director) employed by a member of the Group.

        (f)    "Executive Scheme"                    Any employee share option scheme (other than the Scheme) under which individuals may be selected for participation at the discretion of the body administering that scheme.

        (g)    "the Group"                           The Company and its Subsidiaries for the time being.

        (h)    "Market Value"                        Has the same meaning as in Section 272(3) and (4) of the
                                                     Taxation of Chargeable Gains Act 1992.

        (i)    "Normal Exercise Period"              In relation to any Option, such period as may be prescribed by the Board at the time when the Option is granted, beginning not earlier than the third anniversary and ending not later than the tenth anniversary of the Date of Grant.

        (j)    "Open Period"                         A period of 42 days beginning on the day following the
                                                     announcement to The London Stock Exchange of the results of the Group for any period provided that if on any day within such period dealings by a director would have been
                                                     prohibited under the Insider Dealing Rules of the Company that day shall not be treated as part of an Open Period and the period of
                                                     42 days shall be extended as necessary (or commence on a later date)
                                                     in order to take account of any such prohibition.


        (k)    "Option"                              A right granted to an Executive under the Scheme or a Subordinate
                                                     Scheme to subscribe for or purchase Ordinary Shares and for the time being subsisting.

        (l)    "Option Price"                        The price ascertained in accordance with Rule 3 at which a
                                                     Participant may subscribe for or purchase Ordinary Shares
                                                     comprised in an Option.

        (m)    "Ordinary Share"                      A fully paid Ordinary Share in the capital of the Company
                                                     which satisfies the provisions of paragraphs 10 to 14 of
                                                     Schedule 9 to the Taxes Act 1988.

        (n)    "Participant"                         A person who holds an Option, or (where the context
                                                     requires) his personal representatives.

        (o)    "Relevant Event"                      Any variation in the share capital of the Company arising
                                                     from any reduction of capital or sub-division or
                                                     consolidation of share capital or issue of share capital by way of capitalisation of profits or reserves or by way of
                                                     rights (including the issue by way of rights to ordinary
                                                     shareholders for less than full consideration of any
                                                     securities convertible into share capital or warrants or
                                                     options to subscribe share capital).

        (p)    "the Scheme"                          This Scheme in the form approved by the Company in general meeting on the Adoption Date together with and subject
                                                     to any amendment thereto for the time being in force.

        (q)    "Subordinate Scheme"                  A Scheme adopted by the directors pursuant to Rule 12.

        (r)    "Subsidiary"                          A body corporate which is for the time being a subsidiary of the Company within the meaning of Section 736 of the Companies
                                                     Act 1985 and which is under the control of the Company within the meaning of Section 840 of the Taxes Act.

        (s)    "Taxes Act"                           The Income and Corporation Taxes Act 1988.


       Any reference herein to any enactment is a reference to that enactment as for the time being amended or re-enacted. Where the context so admits the singular shall include the plural and vice versa and the masculine shall include the feminine. Expressions defined in the Companies Acts for the time being shall where the context so permits have the same meanings where used herein.

2.     GRANT OF OPTIONS

       (1) The Board may during any Open Period grant Options to such Executives as it may think fit.

       (2) On granting Options the Board will impose such objective conditions regarding the exercise of the Options as the Board thinks fit. The Board may not waive or vary the conditions after the Date of Grant (except as later provided in Rules 5 and 9) unless in the opinion of the Board, the conditions have ceased to be appropriate. Any amendment to the conditions pursuant to this Rule 2(2) shall be made by the Board imposing such conditions which in the Board's opinion are more appropriate and, so far as is reasonably practicable, are equivalent to the conditions originally imposed.

       (3) Such grant shall be evidenced by an Option certificate, including details of any condition imposed pursuant to Rule 2(2), issued on behalf of the Company to take effect as a deed.

       (4) Any Executive to whom an Option is granted may, by notice in writing to the Company given within 30 days after the Date of Grant, renounce in whole or in part his rights thereunder. In such a case, the Option shall to the extent renounced, be treated as never having been granted and (if already issued) the Option certificate shall be returned to the Company for cancellation or (in the case of renunciation in part) for amendment. No consideration shall be payable for any such renunciation.

       (5) The grant and exercise of an Option shall be conditional on the Participant agreeing to comply with any arrangements specified by the Company for the payment of taxation and any national insurance or other social contributions in respect of an Option (including without limitation the right for the Company to sell on the Participant's behalf, or require the Participant to sell, sufficient Ordinary Shares to satisfy the Participant's taxation or national insurance contribution liability).

3.     OPTION PRICE

       (1) Subject to any adjustment pursuant to Rules 8 and 9(6) the Option Price for each Ordinary Share comprised in an Option shall be determined by the Board but shall not be less than the Market Value of the Ordinary Share on the Date of Grant or, in the case of an Option to subscribe for Ordinary Shares if greater the nominal value of such Ordinary Share.

       (2) The Option Price relative to each Option shall be notified to the Participant in the Option certificate.

4.     LIMITATIONS ON THE GRANT OF OPTIONS

       (1) For any one Executive, the aggregate Market Value of Ordinary Shares comprised in options under the Scheme or any other Executive Scheme, granted to him in the ten years up to the Date of Grant, under which Ordinary Shares may be allotted or transferred on exercise (excluding any such option to the extent that it has been exercised or has lapsed by reason of non-satisfaction of any condition imposed pursuant to Rule 2(2) (or any equivalent provision of another Executive Scheme)) shall not exceed four times his total annual emoluments. The Board may grant Options in excess of this limit to replace Options which have been exercised or have lapsed by reason of non-satisfaction of any condition imposed pursuant to Rule 2(2) (or any equivalent provision of another Executive Scheme) provided that the Board is satisfied that there has been a significant improvement in the Company's performance over two or three years before the grant of any such replacement Options.

       (2) On any date, the maximum number of Ordinary Shares over which the Directors may grant Options under which Ordinary Shares are to be allotted, when added to the number of Ordinary Shares allotted and Ordinary Shares remaining to be allotted:

              (i) in respect of options which are to be or have been granted on the same date or within the previous ten years under the Scheme, or any other share option scheme under which Ordinary Shares may be or have been allotted on exercise, shall not exceed 10 per cent of the number of Ordinary Shares in issue on that date; and

              (ii) in respect of options which are to be or have been granted on the same date or within the previous ten years under the Scheme, or any other Executive Scheme under which Ordinary Shares may be or have been allotted on exercise, shall not exceed 5 per cent of the number of Ordinary Shares in issue on that date; and

              (iii) in respect of options which are to be or have been granted on the same date or within the previous five years under the Scheme, or any other share option scheme under which Ordinary Shares may be or have been allotted on exercise, shall not exceed 5 per cent of the number of Ordinary Shares in issue on that date; and

              (iv) in respect of options which are to be or have been granted on the same date or within the period of four years commencing on the Adoption Date under the Scheme or any other Executive Scheme under which Ordinary Shares may be or have been allotted on exercise, shall not exceed 2 1/2 per cent of the number of Ordinary Shares in issue on that date.

       (3) No Option shall be granted under the Scheme more than ten years after the Adoption Date.

5.     PERIODS WITHIN WHICH OPTIONS MAY BE EXERCISED

       (1) Except as otherwise provided in these Rules, each Option may be exercised at any time during the Normal Exercise Period, subject to fulfilment of any condition imposed under Rule 2(2).

       (2) If a Participant ceases to be an Executive by reason of injury, ill-health or disability (evidenced to the satisfaction of the Board) or death, then he or (as the case may be) his personal representatives may exercise his Options, whether or not the Normal Exercise Period has commenced and whether or not any condition imposed under Rule 2(2) has been satisfied, within 12 months after he ceases to be an Executive. If the Options are not so exercised they will lapse at the end of the said period of 12 months.

       (3) If a Participant ceases to be an Executive by reason either of job elimination or a reduction in workforce directly affecting him (as determined in the opinion of the Board), he may exercise his Options, whether or not any condition imposed under Rule 2(2) has been satisfied, within 3 months after he ceases to be an Executive, provided that on ceasing to be an Executive he has held his Options for at least two years. If the Options are not so exercised they will lapse at the end of the said period of 3 months.

       (4) If a Participant ceases to be an Executive during the Normal Exercise Period of an Option held by him by reason of his retirement at or over age 60, or earlier with Company consent but in no event prior to age 55, his Option may be exercised within 12 months after he ceases to be an Executive, provided that such Option may only be exercised if any condition imposed under Rule 2(2) has been satisfied or is satisfied during such 12 months. If any condition imposed under Rule 2(2) is not satisfied until the twelfth month after the Participant ceased to be an Executive, the Participant will have one month after satisfaction of the condition in which to exercise his Option. If the Option is not so exercised it will lapse at the end of the said periods of 12 or 13 months respectively.

       (5) If a Participant ceases to be an Executive during the Normal Exercise Period of an Option held by him by reason of his terminating his employment or his employment is terminated in circumstances not involving summary dismissal, impropriety or misconduct on his part and the employment ceases for a reason not falling within Rules 5(2) to (4) above, his Option may be exercised within 3 months after he ceases to be an Executive provided that any condition imposed under Rule 2(2) has been satisfied on his ceasing to be an Executive. Where a Participant receives a payment in lieu of notice, he shall be deemed to cease to be an Executive at the end of the period in relation to which the payment is made. If the Option is not so exercised, it will lapse at the end of the said period of 3 months.

       (6) Save as provided by Rules 5(2) to 5(5), any Option held by a Participant who ceases to be an Executive shall forthwith lapse unless the Board in its absolute discretion determines that such Option may remain in force, subject to any condition imposed under Rule 2(2), for a period specified by the Board.

6.     EXERCISE OF OPTIONS

       (1) An Option may only be exercised by a Participant giving notice in writing to the Company in the form prescribed by the Company, accompanied by a remittance to the Company for the total Option Price for the Ordinary Shares over which the Option is being exercised and/or by such authorities as may be required to enable the Company to receive such Option Price. In the case of an Option under which Ordinary Shares are to be transferred the Company shall receive the Option Price as agent for the person holding the Ordinary Shares which are to be transferred to the Participant.

       (2) An Option may be exercised in whole or in part in respect of any number of the Ordinary Shares comprised therein, provided that if an Option is being exercised in part it may not be exercised for less than 1,000 Ordinary Shares except in the case of a final exercise where the Option has previously been exercised in part.

       (3) If the Option is exercised in respect of part only of the Ordinary Shares comprised in the Option, the Company shall procure the issue of an Option certificate to the Participant in respect of the balance or call in the original Option certificate for endorsement.

       (4) An Option shall be deemed to have been exercised on the date when the notice referred to in Rule 6(1) is received by the Company at its registered office, or such other address as the Board may direct or, if later, when the remittance of the Option Price is received by the Company.

       (5) Options shall be exercisable at any time permitted under Rule 5 (subject to Rule 9).

       (6) All allotments, issues and transfers of Ordinary Shares will be subject to the obtaining of any necessary consents under enactments or regulations for the time being in force and, in so far as the obtaining of such consents are the Participant's obligation, it shall be the responsibility of the Participant to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

7.     SHARES ISSUED IN RESPONSE TO THE EXERCISE OF OPTIONS

       (1) Subject to the necessary authorities and consents pursuant to Rules 6(1) and (6), the Company shall procure that Ordinary Shares shall be allotted or transferred to the Participant (or, at his direction, his nominee) not more than twenty-eight days after the exercise of the Option.

       (2) The Company shall at all times keep available for issue sufficient authorised but unissued Ordinary Shares (including for this purpose Ordinary Shares to be issued directly to a Participant on the exercise of his Options and Ordinary Shares to be issued to a person who will in turn transfer such Ordinary Shares to a Participant on the exercise of his Options) to permit the exercise of all unexercised Options and the Company will, at its expense, make application to The London Stock Exchange for admission to the Official List of Ordinary Shares allotted pursuant to the exercise of any Option.

       (3) All Ordinary Shares allotted upon exercise of Options shall (subject to Rule 8) rank pari passu with the other Ordinary Shares in issue at the date of allotment.

8.     ADJUSTMENT OF OPTIONS

       Upon the occurrence of any Relevant Event, the number of Ordinary Shares comprised in each Option and/or the Option Price thereunder shall be adjusted in such manner as the Board considers fair and reasonable provided that:

       (a) no adjustment shall be made pursuant to this Rule which would increase the aggregate Option Price; and

       (b) the Option Price for an Ordinary Share is not reduced below its nominal value.

       Notice of any such adjustment shall be given to the Participants by the Board, who may call in the Option certificate for endorsement or replacement.

9.     CHANGES IN CONTROL OR WINDING-UP OF THE COMPANY

       (1) For the purposes of this Rule 9 Control shall have the meaning given in Section 840 of the Taxes Act, and (other than for Rule 9(6)) a person shall be deemed to have Control of the Company if he and others acting in concert with him have together obtained Control of it.

       (2) If any person obtains Control of the Company as a result of making:-

              (a) a general offer to acquire the whole of the issued Ordinary Share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, or

              (b) a general offer to acquire all the shares in the Company which are of the same class as the Ordinary Shares then any Option may be exercised (whether or not any condition imposed by Rule 2(2) has been satisfied) within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

       (3) If a court shall direct that a meeting of the holders of Ordinary Shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement involving the reconstruction of the Company or its amalgamation with any other company or companies:

              (a) each Participant may exercise his Options (whether or not the Normal Exercise Period has commenced and whether or not any condition imposed under Rule 2(2) has been satisfied) conditionally on either the scheme of arrangement being approved by the shareholders' meeting or sanctioned by the court (as determined by the Board in its absolute discretion), between the date of the court's direction and twelve noon on the day immediately preceding the date for which the shareholders' meeting is convened. Any Option not exercised by the end of that period shall cease to be exercisable between that time and the first date on which it can be determined whether or not the relevant condition is satisfied. If the relevant condition is not satisfied, the Options shall continue. If the relevant condition is satisfied the Options shall, without prejudice to the operation of Rule 9(6), lapse automatically on the date on which the scheme of arrangement is sanctioned by the court; and

              (b) the Board shall endeavour to procure that where a Participant has conditionally exercised his Options in accordance with (a) above prior to twelve noon on the day immediately preceding the date for which the shareholders' meeting is initially convened the scheme of arrangement shall, so far as it relates to Ordinary Shares, be extended to such Participant as if each Ordinary Share in respect of which the Option was conditionally exercised had been allotted and issued or transferred to him by that time.

       (4) If any person becomes bound or entitled to acquire Ordinary Shares in the Company under Section 428 or 429 of the Companies Act 1985, any Option may be exercised

              (whether or not any condition imposed by Rule 2(2) has been satisfied) at any time when the person remains so bound or entitled.

       (5) If the Company passes a resolution for voluntary winding up, any Option may be exercised (whether or not any condition imposed by Rule 2(2) has been satisfied) within six months of the passing of the resolution.

       (6) If as a result of the events specified in Rules 9(2) or 9(3) a company has obtained Control of the Company, or if a company has become bound or entitled as mentioned in Rule 9(4), the Participant may, by agreement with that other company ("the Acquiring Company"), within the appropriate period (as defined in paragraph 15(2) of Schedule 9 of the Taxes Act), release each Option (the "Old Option") for an option (the "New Option") which satisfies the conditions that it:

              (a) is over shares in the Acquiring Company or some other company falling within paragraph 10 (b) or (c) of Schedule 9 of the Taxes Act, which satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9 of the Taxes Act; and

              (b) is a right to acquire such number of such ordinary shares as has on acquisition of the New Option an aggregate Market Value equal to the aggregate Market Value of the shares subject to the Old Option on its release; and

              (c) has an Option Price per share such that the aggregate price payable on exercise in full which equals the aggregate price which would have been payable on exercise in full of the Old Option; and

              (d)    is otherwise identical in terms to the Old Option.

              The New Option shall, for all other purposes of this Scheme, be treated as having been acquired at the same time as the Old Option and as if any condition imposed pursuant to Rule 2(2) has been satisfied.

              Where any New Options are granted pursuant to this clause 9(6), references elsewhere in these Rules shall, in relation to the New Options, be construed as if reference to the Company and to the Ordinary Shares were references to the Acquiring Company, or, as the case may be, to the other company to whose shares the New Options relate, and to the shares in that other company.

       (7) An Option shall lapse on the expiry of any of the periods specified in Rules 9(3), 9(4) and 9(5) save where an Option is released in consideration of the grant of a New Option over shares in the Acquiring Company (during one of the periods specified in Rules 9(2) and 9(3)) pursuant to Rule 9(6). Notwithstanding the foregoing paragraphs of this Rule 9, no Option shall be exercised after the expiry of the Normal Exercise Period.

10.    ADMINISTRATION AND AMENDMENT OF THE SCHEME

       (1) The Board may by resolution alter the Rules of the Scheme in any respect provided that:

              (a) no alteration shall alter adversely the rights attaching to or the terms of any Options granted prior to such alteration except with the consent in writing of Participants who, if they exercised their Options in full, would thereby become entitled to not less than three-quarters in nominal amount of all the Ordinary Shares which would fall to be issued or transferred to Participants upon exercise in full of all outstanding Options; and

              (b) no amendment to the advantage of Executives or Participants may be made without the prior approval of the Company in general meeting except in the case of an amendment which is necessary or desirable to take advantage of new legislative provisions and developments in the law relating to option schemes or to benefit the administration of the Scheme; and

              any alteration so approved shall bind all Participants whether or not they consented to it.

       (2) The Board shall have power to delegate the administration of the Scheme to such persons (whether or not members of the Board) as it thinks fit but this power shall not extend to the selection of Executives to participate in the Scheme nor to the grant of Options hereunder nor to the exercise of any discretions conferred hereunder.

       (3) The decision of the Board shall be final and binding in all matters relating to the Scheme and in particular the decision as to whether or not any person is eligible to participate in the Scheme or whether or not any Option has lapsed shall rest solely in the Board.

       (4) Participants shall be entitled to receive copies of all notices, reports and accounts of the Company sent to Ordinary Shareholders.

       (5) The rights and obligations of a Participant under the terms and conditions of his office or employment shall not be affected by his participation in the Scheme or any right he may have to participate in the Scheme. An individual who participates in the Scheme waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant's terms of employment shall be varied accordingly.

11.    PROHIBITION AGAINST ASSIGNMENT

       The rights of a Participant in respect of Options may not be assigned, transferred charged or otherwise alienated except to the extent necessary to enable Options to be exercised in accordance with Rule 5(2).

12.    SUBORDINATE SCHEMES

       (1) The Board may adopt Subordinate Schemes, which shall form part of this Scheme, which shall contain regulations and provisions applicable to Options granted to Executives who are subject to taxation in any one or more specified countries or territories.

              The regulations and provisions so adopted shall form appendices to these Rules. These Rules shall apply to Subordinate Schemes subject to the said special regulations and provisions. No such regulation or provision shall contain any alteration to the advantage of Participants (present or future) as regards Rule 1(g), 1(h), the limitation contained in Rule 4, or Rules 5 or 10(1).

       (2) If an Executive is granted Options both under this Scheme and under any one or more Subordinate Schemes, the limit in Rule 4(1) shall apply to the aggregate of all such Options held by him.

13.    TERMINATION

       The Board may at any time resolve not to grant further Options under the Scheme but without prejudice to the then subsisting rights of the Participants.

                            APPENDIX 1 - UK EMPLOYEES

For any Executive who the Board wishes to grant Options under an Inland Revenue approved Scheme:-

(a) The Rules set out as numbers 1 to 13 of the foregoing Scheme shall apply subject to the modifications contained in the following paragraphs of this Appendix 1.

(b) Rule 1(e) shall be construed so that an Executive may become a Participant in this Subordinate Scheme if:-

       (i) he is required to devote not less than 25 hours per week (excluding meal-breaks) to the business of the Group, and

       (ii) he is not ineligible to participate in the Scheme by virtue of Paragraph 8 of Schedule 9 of the Taxes Act.

(c)    Deleted (27 July 2000)

(d) Rule 4(1) shall be construed so that, for any one Executive no Option shall be granted to him under this Subordinate Scheme if the aggregate Market Value of Ordinary Shares which may be acquired under all outstanding Options granted to him under this Subordinate Scheme and any other Inland Revenue approved Executive Scheme established by the Company or any associated company of the Company, would exceed Pound Sterling30,000 (or such other amount as shall be specified under paragraph 28(1) of Schedule 9 of the Taxes Act form time to time). For the purpose of this paragraph (d), "associated company" has the same meaning as in Section 416 of the Taxes Act.

(e) Any Option granted to an Executive under this Subordinate Scheme may not be exercised at any time when the Executive is ineligible to participate in the Subordinate Scheme by virtue of Paragraph 8 of Schedule 9 of the Taxes Act.

(f) No adjustment pursuant to Rule 8 shall take effect without the prior approval of the Board of the Inland Revenue.

(g) The designation given to any Option granted under this Subordinate Scheme shall be an Option with the suffix "A" to the number attributed to that Option on the certificate therefor.

(h) In addition to its powers under Rule 10(1)(b) the Board may make such amendments to this Subordinate Scheme as are necessary or desirable to obtain or maintain Inland Revenue approval of this Subordinate Scheme.

(i) No alteration to the Rules of the Scheme or this Subordinate Scheme shall have effect as regards this Subordinate Scheme unless it has been approved by the Board of Inland Revenue for the purposes of the Taxes Act.

(j) Rule 2(5) shall not apply unless and until a member of the Group is obliged to account for any tax or national insurance or other social contributions in respect of an Option under an Inland Revenue approved scheme.

                            APPENDIX 2 - US EMPLOYEES


(a) The Rules as set out in numbers 1 to 13 of the foregoing Scheme shall apply to Participants who are employed or remunerated in the United States or who are citizens of the United States ("Eligible Employees") with the modifications contained in the following paragraphs of this Appendix 2.

(b) Options granted to Eligible Employees may be either incentive stock options (within the meaning of Section 422 of the United States Internal Revenue Code of 1986) or Options which are not incentive stock options ("non-qualified stock options").

(c) Incentive stock options may be granted to any Eligible Employee. Any Option which is intended to be an incentive stock option shall be evidenced by a written document which contains such terms and conditions so that it qualifies as an incentive stock option.

(d) No Option which is intended to be an incentive stock option may be granted under this Scheme more than ten years after:

       (i)    the date of adoption of this Scheme by the Company or,

       (ii) the date on which this Scheme is approved by the stockholders of the Company, whichever is earlier.

(e) The aggregate number of shares on which incentive stock options may be issued shall not exceed 23,900,000.


CFC : 946669